UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2025

Invitation Homes Inc.

(Exact Name of Registrant as Specified in its charter)

Maryland	001-38004	90-0939055
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 LBJ Freeway, Suite 600

Dallas, Texas 75240

(Address of principal executive offices, including zip code)

(972) 421-3600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	INVH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2025, Invitation Homes Operating Partnership LP (the “Borrower”), a wholly-owned subsidiary of Invitation Homes Inc., entered into the Second Amendment to Term Loan Agreement (the “Credit Agreement Amendment”) with, among others, the lenders party thereto and Capital One, National Association, as administrative agent, which amended that certain Term Loan Agreement, dated as of June 22, 2022 (as amended, supplemented or otherwise modified from time to time, including by the Credit Agreement Amendment, the “Credit Agreement”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement Amendment or the Credit Agreement, as applicable. The Credit Agreement provided $725.0 million of borrowing capacity, consisting of a $150.0 million initial term loan (the “Initial Term Loan Facility”) and delayed draw term loans totaling $575.0 million (the “Delayed Draw Term Loan Facility” and, together with the Initial Term Loan Facility, the “Term Loans”), which remain fully drawn. The Credit Agreement also includes an accordion feature providing the option to increase the size of the Term Loans or enter into additional incremental term loans, such that the aggregate amount of all Term Loans does not exceed $950.0 million at any time, subject to certain limitations.

Pursuant to the Credit Agreement Amendment, effective as of April 28, 2025, the Credit Agreement was amended to, among other things, (i) amend the Maturity Date for the Initial Term Loan Facility and the Delayed Draw Term Loan Facility from June 22, 2029 to April 28, 2028, with two twelve-month extension options, subject to certain conditions and (ii) amend the margin applicable to borrowings under the Credit Agreement as described under “—Interest Rate and Fees” below.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) Term SOFR for the interest period relevant to such borrowing or (b) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50%, and (3) the sum of (x) Adjusted Term SOFR calculated on such borrowing date based on an interest period of one month determined two (2) business days prior to such borrowing date plus (y) 1.00%. The margin is variable and dependent on a credit rating-based grid. Following the Credit Agreement Amendment, the margin for the Term Loans ranges from 0.00% to 0.60%, in the case of base rate loans, and 0.75% to 1.60%, in the case of Term SOFR loans. In respect of the Term Loans, the margin as of the date of effectiveness of the Credit Agreement Amendment is 0.00%, in the case of base rate loans, and 0.85%, in the case of Term SOFR loans.

The foregoing summary of the Credit Agreement Amendment is qualified in its entirety by reference to the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Term Loan Agreement, dated as of April 28, 2025, by and among Invitation Homes Operating Partnership LP, as borrower, the lenders party thereto, Capital One, National Association, as administrative agent and the other parties party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
Name:	Mark A. Solls
Title:	Executive Vice President, Secretary and Chief Legal Officer
Date:	April 30, 2025